Exhibit 99.1

Tellurian strengthens balance sheet, reduces debt by $57 million

HOUSTON, Texas – (BUSINESS WIRE) February 18, 2021 -- Tellurian Inc. (Tellurian) (NASDAQ: TELL) today announced it has made a voluntary principal prepayment of $43 million on its 2018 Term Loan. The debt prepayment was funded using cash on hand and from its upstream subsidiary, Tellurian Production Holdings LLC, resulting in interest savings of approximately $2.4 million in 2021. Tellurian Inc. has also made $13.6 million in other debt repayments year to date to other creditors, for a total debt reduction of $57 million.

After today’s prepayment, Tellurian has approximately $80 million in unrestricted cash and $25 million in borrowings that mature in 2021, of which $17 million will be paid from Tellurian production.

President and CEO Octávio Simões said, “Tellurian is delivering on our debt reduction plan and strengthening our balance sheet, with comfortable liquidity for operations and a market capitalization value of over $1 billion. We are producing natural gas from our Haynesville position as we watch the global natural gas market restructure with liquefied natural gas (LNG) supply tightening and prices rising. As an LNG supplier, we are well positioned with our integrated Driftwood partnership to control supply cost, effectively manage emissions through our own production, and produce LNG at a very low and stable cost that is globally competitive.”

About Tellurian Inc.

Tellurian intends to create value for shareholders by building a low-cost, global natural gas business, profitably delivering natural gas to customers worldwide. Tellurian is developing a portfolio of natural gas production, LNG trading, and infrastructure that includes an ~ 27.6 mtpa LNG export facility and an associated pipeline. Tellurian is based in Houston, Texas, and its common stock is listed on the Nasdaq Capital Market under the symbol “TELL”.

For more information, please visit www.tellurianinc.com. Follow us on Twitter at twitter.com/TellurianLNG

CAUTIONARY INFORMATION ABOUT FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements within the meaning of U.S. federal securities laws. The words “anticipate,” “assume,” “believe,” “budget,” “estimate,” “expect,” “forecast,” “initial,” “intend,” “may,” “plan,” “potential,” “project,” “proposed,” “should,” “will,” “would,” and similar expressions are intended to identify forward-looking statements. Forward-looking statements herein relate to, among other things, future costs, emissions, market factors and business prospects. These statements involve a number of known and unknown risks, which may cause actual results to differ materially from expectations expressed or implied in the forward-looking statements. These risks include the matters discussed in Item 1A of Part I of the Annual Report on Form 10-K of Tellurian for the fiscal year ended December 31, 2019, and other Tellurian filings with the Securities and Exchange Commission, all of which are incorporated by reference herein. The forward-looking statements in this press release speak as of the date of this release. Although Tellurian may from time to time voluntarily update its prior forward-looking statements, it disclaims any commitment to do so except as required by securities laws.

1201 Louisiana Street Suite 3100 | Houston, TX 77002 | TEL + 1 832 962 4000 | www.tellurianinc.com

Contact

Media: Joi Lecznar SVP Public Affairs and Communication Phone +1.832.962.4044 joi.lecznar@tellurianinc.com	Investors: Matt Phillips Vice President, Investor Relations Phone +1.832.320.9331 matthew.phillips@tellurianinc.com

1201 Louisiana Street Suite 3100 | Houston, TX 77002 | TEL + 1 832 962 4000 | www.tellurianinc.com